Exhibit 99.1

    Eline Entertainment's Storm Depot International Subsidiary In Receipt of
      Purchase Orders Totaling $588,000 For Its E-Panel Hurricane Shutters

Knoxville, Tennessee -- May 26, 2005 -- Eline Entertainment Group, Inc. (OTCBB:
EEGI) announced today that its Storm Depot International subsidiary has to-date received purchase orders totaling $588,000 for June and July 2005 delivery of its licensed, proprietary E-Panel hurricane panels. The Company expects its order backlog to increase in the upcoming weeks, spurred by the onset of the hurricane season on June 1, coupled with Storm Depot International's recently announced sales tax rebate incentive program that will coincide with the State of Florida's sales tax holiday for hurricane supplies set to run from June 1 through June 12, 2005.

Storm Depot International's licensed, proprietary E-Panel product is a lightweight translucent hurricane panel. The panel is unique in that it affords protection from hurricane force winds, is lightweight and easy to attach, and yet lets light in, unlike metal or plywood commonly used by the consumer. The hurricane season is considered to begin on June 1st and end on November 30th. Hurricane forecasters are predicting an above average hurricane season, with Florida having a better than 50% chance of being impacted by a hurricane.

About Eline Entertainment

Eline Entertainment Group, Inc. is seeking to acquire undervalued opportunities in traditional industries. Its Industrial Holding Group division owns Industrial Fabrication and Repair, Inc., an established company with over 20 years of experience in component sales, machining, specialty design and fabrication for conveyor systems used in the movement of raw materials, finished goods and supplies in its customers' manufacturing processes. Its customers are engaged in various industries in the manufacturing sector, including mining operations, paper, steel mills, rock quarry operations and bottling facilities located in the southeastern United States. Eline Entertainment Group has recently announced that its Board of Directors has approved changing the corporate name to Grande International Holdings, Inc.

This press release contains forward looking statements, some of which may relate to Eline Entertainment Group, Inc., and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Eline Entertainment Group, Inc.'s filings with the Securities and Exchange Commission.